Exhibit 10.3

Hydra Industries Acquisition Corp.	October 24, 2014

3 Columbus Circle

16th Floor

New York, NY 10019

Re:	Initial Public Offering

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between Hydra Industries Acquisition Corp., a Delaware corporation (the “Company”), and UBS Securities LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 8,000,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), one right (each, a “Right”) and one warrant (each, a “Warrant”). Each Right entitles the holder thereof to receive one-tenth (1/10) of one share of Common Stock upon the Company’s completion of a Business Combination (as defined below). Each Warrant entitles the holder thereof to purchase one-half of one share of the Common Stock at a price of $5.75 per half share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the NASDAQ Capital Market. Certain capitalized terms used herein are defined in paragraph 12 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Hydra Industries Sponsor LLC (the “Hydra Sponsor”) and MIHI LLC (the “Macquarie Sponsor” and together with the Hydra Sponsor, the “Sponsors”) and each of the undersigned individuals, each of whom is a director or member of the Company’s management team or an affiliate thereof (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. Each Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it or he shall vote all Founder Shares and any shares acquired by it or him in the Public Offering or the secondary public market in favor of such proposed Business Combination.

2. Each Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination (as defined in the Underwriting Agreement) within 24 months from the closing of the Public Offering, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, the Sponsors and Insiders shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest income (net of taxes payable and net of up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Each Sponsor and each Insider agrees not to propose any amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering, unless the Company provides its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a price per share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest income (net of taxes payable), divided by the number of then outstanding public shares.

Each Sponsor and each Insider acknowledges that it or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company prior to the Business Combination with respect to the Founder Shares. The Sponsor and each Insider hereby further waives, with respect to any shares of the Common Stock held by it or him, if any, any redemption rights it or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although each Sponsor and Insider shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than Founder Shares) it or they hold if the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering.

Each Sponsor and each Insider hereby waives any rights it or he may have to require registration of the Units, shares of Common Stock, Rights, Warrants and any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, in connection with the filing of the registration statement relating to the Public Offering. Each Sponsor and each Insider further agrees that, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, it or he will not, without the prior written consent of UBS Securities LLC, make any demand for, or exercise any right with respect to, the registration of the Units, shares of Common Stock, Rights, Warrants and any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any.

In addition, each Sponsor and each Insider hereby waives any and all preemptive rights, participation rights, resale rights, rights of first refusal and similar rights that it or he may have in connection with the Public Offering or with any issuance or sale by the Company of any equity or other securities before the Public Offering.

Subject to the exceptions set forth in paragraph 7(c) below, each Sponsor and each Insider hereby confirms that it or he has not, directly or indirectly, taken, and hereby covenants that it or he will not, directly or indirectly, take, any action designed, or which has constituted or will constitute or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any Units, shares of Common Stock, Rights, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any. Subject to the exceptions set forth in paragraph 7(c) below, each Sponsor and each Insider hereby authorizes the Company and its transfer agent, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to any Units, shares of Common Stock, Rights, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, subject to this Letter Agreement of which it or he is the record holder, and, with respect to any Units, shares of Common Stock, Rights, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, subject to this Letter Agreement of which it or he is the beneficial owner but not the record holder, it or he hereby agrees to cause such record holder to authorize the Company and its transfer agent, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, to decline the transfer of or to note stop transfer restrictions on the stock register and other records relating to such shares or other securities.

3. Subject to the exceptions set forth in paragraph 7(c) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, each Sponsor and each Insider shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of ) a registration statement with the Commission or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Common Stock, Rights, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Rights, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to the registration of the offer and sale of Units as contemplated by the Underwriting Agreement and the sale of the Units to the Underwriters (as defined in the Underwriting Agreement) in the Public Offering. Each of the Insiders and the Sponsors acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3, other than pursuant to the exceptions contained in paragraph 7(c) below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply to any release or waiver granted solely to permit a transfer of securities that is not for consideration and where the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement.

4. In the event of the liquidation of the Trust Account, A. Lorne Weil (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of the Offering Shares remaining outstanding and (ii) such lesser amount per share of the Offering Shares remaining outstanding held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account other than due to the failure to obtain such waiver, in each case, net of the amount of interest income (net of taxes payable), and provided, further, that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Indemnitor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notified the Company in writing that the Indemnitor shall undertake such defense.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 1,200,000 Units, the Sponsors and Insiders (other than Messrs. Miller, Dannhauser, Stevens and Shea) agree that they shall return to the Company for cancellation, at no cost, a number of Founder Shares in the aggregate equal to 300,000 multiplied by a fraction, (i) the numerator of which is 1,200,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,200,000. The Sponsors and Insiders (other than Messrs. Miller, Dannhauser, Stevens and Shea) further agree that to the extent that (a) the size of the Public Offering is increased or decreased and (b) the Sponsors and Insiders (other than Messrs. Miller, Dannhauser, Stevens and Shea) have either purchased or sold shares of Common Stock or an adjustment to the number of Founder Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then (A) the references to 1,200,000 in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 300,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of shares of Common Stock that the Sponsors and Insiders (other than Messrs. Miller, Dannhauser, Stevens and Shea) would have to return to the Company in order to hold (with all of the pre-offering stockholders) an aggregate of 20.0% of the Company’s issued and outstanding Common Stock after the Public Offering. For purposes of clarification, nothing in this paragraph will impact the number of shares of Common Stock purchased by MIHI LLC pursuant to the Forward Purchase Contract (defined below).

6.(a) The Hydra Sponsor and each Insider (other than the MIHI LLC designee) hereby agrees not to participate in the formation of, or become an officer or director of, another blank check company until the Company has entered into a definitive agreement regarding the initial Business Combination or the Company has failed to complete the initial Business Combination within 24 months from the closing of the Public Offering. MIHI LLC and MIHI LLC’s director nominee hereby agree not to participate in the formation of or investment in, or become an officer or director of, any other blank check company that is seeking equity proceeds between $75 million and $175 million until 3 months after the closing of the Public Offering.

(b) Each Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of his or its applicable obligations under paragraphs 1, 2, 3, 4, 5, 6(a), 7(a), 7(b), 9 and 10 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.(a) Each Sponsor and each Insider agrees that it or he shall not Transfer any Founder Shares, Private Placement Shares (as defined below) or shares of Common Stock underlying the Rights included in the Forward Purchase Units held by it or him, if any, until the earlier of (A) one year after the completion of a Business Combination or (B) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if the last sale price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stocks dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares, Private Placement Shares and shares of Common Stock underlying the Rights included in the Forward Purchase Units will be released from the Founder Shares Lock-Up.

(b) The Sponsor and each Insider agrees that it or he shall not effectuate any Transfer of Private Placement Warrants or Common Stock underlying such warrants, until 30 days after the completion of a Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 2, 3 and 7(a) and (b), Transfers of the Founder Shares, the Private Placement Warrants, shares of Common Stock underlying the Private Placement Warrants, Private Placement Shares or shares of Common Stock underlying the Rights included in the Forward Purchase Units (as defined below) are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsors and Insiders; (b) in the case of an individual or an entity controlled by an officer or director of the Company, by a gift to a member of the individual’s, officer’s or director’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s, officer’s or director’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of a Business Combination; (g) by virtue of the laws of Delaware or any of the Sponsors’ limited liability company operating agreements upon dissolution of such Sponsor; or (h) in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (a) through (e) and (g), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. Notwithstanding the foregoing, in the event that the Macquarie Sponsor withholds consent to consummate a Business Combination because of regulatory reasons or the Business Combination involves a competitor of the Macquarie Sponsor, its affiliates, or an entity in which the Macquarie Sponsor or an affiliate has an equity interest, then the Macquarie Sponsor shall be permitted to sell or transfer its Private Placement Warrants and Founder Shares; provided, that the transferee agrees to be bound by the transfer restrictions, lock-up provisions, voting obligations, registration rights, and other such restrictions and rights of the transferred Private Placement Warrants and Founder Shares, and the term of the Macquarie Sponsor’s nominee shall automatically terminate and such board seat shall remain vacant until filled by a successor duly appointed by our Hydra Sponsor.

8. Each Sponsor and each Insider represents and warrants that it or he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: the undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; the undersigned has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding.

9. MIHI LLC agrees to enter into a securities purchase agreement (the “Forward Purchase Agreement”) to purchase 2,000,000 Units at a price per Unit of $10.00 per Unit (the “Forward Purchase Units”) and 500,000 Founders Shares at the same purchase price as the other Founders Shares (the “Private Placement Shares”), in a transaction exempt from the registration requirements of the Securities Act (the “Private Placement”). The Private Placement will be completed concurrently with the completion of the initial Business Combination. Neither the Company nor MIHI LLC may waive the obligation of the undersigned to complete the Private Placement in accordance with this paragraph 9 pursuant to the terms of the Forward Purchase Agreement.

10. Except as disclosed in the Prospectus, neither the Sponsor or any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following: repayment of a loan of up to an aggregate of $500,000 made to the Company by the Sponsors, repayment of any additional loans and advances made to the Company by any Sponsor or any affiliate thereof; payment to Lorne Weil, Inc. (or an affiliate thereof) for office space, utilities and secretarial support in an amount not to exceed $10,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, so long as no proceeds of the Public Offering held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination; and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by any of the Sponsors or an affiliate thereof or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Notwithstanding the foregoing, an affiliate of MIHI LLC may engage in financial advisory, capital raising or other related advisory services for the Company.

11. Each Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

12. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 2,300,000 shares (up to 300,000 of which are subject to forfeiture, depending upon the extent to which the underwriters’ over-allotment option is exercised) of Common Stock of the Company (giving effect to the cancellation of certain shares on October 24, 2014) initially acquired by the Sponsors for an aggregate purchase price of $25,000, or approximately $0.01 per share, prior to the consummation of the Public Offering; (iii) “Private Placement Warrants” shall mean up to 8,100,000 Warrants to purchase up to 4,050,000 shares of the Common Stock of the Company that are acquired by the Sponsors and Martin E. Schloss for an aggregate purchase price of up to $4,050,000, or $0.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

13. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, except as provided above. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsors and Insiders and their respective successors and permitted assigns to whom a Sponsor transfers shares of the Company in compliance with this Letter Agreement. Any transfer made in contravention of this Letter Agreement shall be null and void.

15. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, in each case to the address most recently provided to such party or such other address as may be designated in writing by such party, or by facsimile transmission to the number most recently provided to such party or such other fax number as may be designated in writing by such party.

17. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by March 31, 2015, provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page follows]

MIHI LLC

By:	/s/Duncan Murdoch

Name: Duncan Murdoch
Title: Vice President

By:	/s/Drew Reid

Name: Drew Reid
Title: Authorized Signatory

HYDRA INDUSTRIES SPONSOR LLC

By:	/s/A. Lorne Weil

Name: A. Lorne Weil
Title: Managing Member

JL HERCULES, LLC

By:	/s/Jeffrey S. Lipkin

Name: Jeffrey S. Lipkin
Title: Managing Member

MS HERCULES, LLC

By:	/s/Martin E. Schloss

Name: Martin E. Schloss
Title: Managing Member

/s/A. Lorne Weil
A. Lorne Weil

/s/Jeffrey S. Lipkin
Jeffrey S. Lipkin

/s/Martin E. Schloss
Martin E. Schloss

/s/Kenneth Shea
Kenneth Shea

/s/Brent Stevens
Brent Stevens

/s/Stephen Dannhauser
Stephen Dannhauser

/s/Jonathan Miller
Jonathan Miller

/s/Marion Rainone
Marion Rainone

/s/George Peng
George Peng

/s/Jennifer Calabrese
Jennifer Calabrese

Acknowledged and Agreed:

HYDRA INDUSTRIES ACQUISITION CORP.

By:	/s/ Martin E. Schloss
Name: Martin E. Schloss
Title: Executive Vice President